NEWS RELEASE
FOR RELEASE ON OR AFTER: August 3, 2009
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT REPORTS SECOND QUARTER RESULTS
•	Operating Cash Flow of $106.8 million
•	Plant Rationalizations Proceeding on Plan
•	Legislation Continues to Support Energy Efficient Products

August 3, 2009 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported financial results for the second quarter ended June 27, 2009.  Net sales of $454.6 million decreased 25.0% as compared to the $606.3 million reported for the second quarter of 2008.  Diluted earnings per share were $0.47 as compared to $1.11 for the second quarter of 2008.

“The second quarter proved to be better than our expectations.  We were particularly pleased with the results of our inventory reduction efforts, which exceeded our stated goal.  We also benefited from the impact of the continued move to more energy efficient motor products.  From a cost perspective, our cost reduction efforts are on plan and we expect to see even greater benefits from these activities as we move into the second half of the year. We are continuing to execute our business strategy and concentrate on business fundamentals and we are in a terrific position to execute on business growth opportunities as those situations arise in the future,” commented Henry Knueppel, Chairman and Chief Executive Officer.

Sales for the second quarter of 2009 were $454.6 million, a 25.0% decrease from the $606.3 million reported for the second quarter of 2008.  Second quarter 2009 sales included $16.3 million of incremental sales related to the Hwada and Dutchi businesses acquired in 2008 and  the Custom Power Technology acquisition completed on January 2, 2009.

In the Electrical segment, sales decreased 24.7%, including the impact of the acquisitions noted above.  Exclusive of the  acquired businesses, Electrical segment sales decreased 27.7%, largely due to global generator sales decreasing 49.1%, commercial and industrial motors sales in North America decreasing 33.1% and residential HVAC motor sales decreasing 4.4%.  Sales in the Mechanical segment decreased 27.5% from the prior year period.

From a geographic perspective, Asia-based sales were down 33.9% as compared to the second quarter of 2008.  In total, sales to regions outside of the United States were 26.6% of total sales for the second quarter of 2009 in comparison to 27.0% for the comparable period of 2008.  The negative impact of foreign currency exchange rate changes decreased total sales by 1.7%.   From an energy efficiency standpoint, sales of high efficiency products represented 19.7% of total sales for the quarter as compared to 13.0% for the same period of 2008.

The gross profit margin for the second quarter was 20.8% as compared to the 21.6% reported for the comparable period of 2008.  The decrease was driven primarily by the fixed cost absorption impact of lower unit volume production, which was magnified by the inventory reduction efforts.

In addition, costs related to the ongoing plant rationalizations increased cost of sales by approximately $1.8 million.

Operating expenses were $65.2 million (14.3% of sales) in the second quarter of 2009 versus $63.7 million (10.5% of sales) in 2008.   Operating expenses included an incremental $3.8 million for the Dutchi and Hwada businesses which were acquired in 2008 and the CPT business acquired in 2009.  Operating expense also includes approximately $4.0 million of bad debt, legal and restructuring expenses.

Income from operations was $29.5 million versus $67.5 million in the comparable period of 2008.  As a percent of sales, income from operations was 6.5% for the second quarter versus 11.1% in the comparable period of 2008.

Net interest expense was $5.1 million versus $7.8 million in the comparable period of 2008.  The decrease was driven by lower effective interest rates in 2009 versus the comparable period of 2008.

The effective tax rate for the three months ended June 27, 2009 was 28.0% versus 35.3% for the second quarter of 2008.   The decrease in the effective tax rate results primarily from the global distribution of taxable income.

Net income attributable to Regal Beloit Corporation for the three months ended June 27, 2009 was $16.5 million, a decrease of 55.9% versus the $37.3 million reported in the second quarter of 2008. Fully diluted earnings per share was $0.47 as compared to $1.11 per share reported in the second quarter of 2008.  The secondary equity offering of the Company’s common stock completed in May 2009 added approximately 1.75 million shares to the weighted average number of shares outstanding for the quarter.  (Note: prior year financial results have been adjusted to reflect the impact of the change in accounting for the Company’s convertible senior subordinated notes as prescribed in FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which reduced second quarter 2008 diluted earnings per share by $0.03).

Cash flow from operations was $106.8 million in the second quarter of 2009 comprised of net income of $17.5 million, non-cash expenses of $19.6 million and a reduction of net assets of $69.7 million.  This compares to the second quarter 2008 cash flow from operations of $81.4 million, which was comprised of the net income of $38.1 million, non-cash expenses of $17.5 million and a reduction in net assets of $25.8 million.

The Company ended the second quarter with total gross debt of $553.1 million as compared to $587.3 million at the end of the first quarter of 2009.  Cash and cash equivalents increased $208.5 million during the second quarter to $290.5 million.  Approximately, $150.5 million of the increase was attributable to the net proceeds of the secondary stock offering completed in May 2009. Therefore, net of cash, debt decreased from $510.2 million at the end of 2008 to $262.6 million at the end of the second quarter of 2009.

Subsequent to June 27, 2009, several holders of the Company’s currently convertible senior subordinated notes submitted notices to convert their notes into cash and common stock in accordance with the terms of the indenture.  The face value of the notes converted, approximately $27.6 million, will be paid in cash with the premium paid in shares of the Company’s common stock.  Current and previous diluted EPS calculations included an amount estimated for the dilutive effect of the premium being paid in shares of the Company’s common stock.

“We continue to expect a difficult global sales environment as we move into the third quarter.  The impact of the cost reduction and plant rationalization efforts will, however, improve the relative profitability of our business,” continued Henry Knueppel, Chairman and Chief Executive Officer.  “Given these factors, we are estimating third quarter earnings per share to be in the range of $0.60 to $0.68.”

Regal Beloit will be holding a conference call pertaining to this news release at 11:00 AM CT (12:00 PM ET) on Tuesday August 4, 2009.  Interested parties should call 866-394-7807, referencing Regal Beloit conference ID 22051374.  International callers should call 763-488-9117 using the same conference ID.  A replay of the call will be available through September 3, 2009, 2009 at 800-642-1687, conference ID 22051374.  International callers should call 706-645-9291 using the same conference ID.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit Corporation is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

This Press Release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•
economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	the availability and effectiveness of our information technology systems;
•	unanticipated costs associated with litigation matters;
•	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;
•	difficulties in staffing and managing foreign operations;
•
other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole; and

•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this press release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 25, 2009.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
In Thousands of Dollars, Except Shares Outstanding, Dividends Declared and Per Share Data

	Three Months Ended		Six Months Ended
	June 27, 2009	(As Adjusted)*	June 27, 2009	(As Adjusted)*
		June 28, 2008		June 28, 2008

Net Sales	$454,550	$606,316	$897,824	$1,142,659

Cost of Sales	359,928	475,139	712,632	889,383

Gross Profit	94,622	131,177	185,192	253,276

Operating Expenses	65,155	63,683	127,533	128,170

Income From Operations	29,467	67,494	57,659	125,106

Interest Expense	5,501	8,357	12,620	16,770

Interest Income	377	531	510	915

Income Before Taxes & Noncontrolling Interests	24,343	59,668	45,549	109,251

Provision For Income Taxes	6,822	21,086	14,052	38,644

Net Income	17,521	38,582	31,497	70,607

Less: Net Income Attributable to Noncontrolling
Interests, net of tax	1,069	1,269	2,258	1,867

Net Income Attributable to Regal Beloit Corporation	$16,452	$37,313	$29,239	$68,740

Earnings Per Share of Common Stock:

Basic	$0.49	$1.19	$0.90	$2.19

Assuming Dilution	$0.47	$1.11	$0.86	$2.06

Cash Dividends Declared	$0.16	$0.16	$0.32	$0.31

Weighted Average Number of Shares Outstanding:

Basic	33,256,281	31,305,715	32,356,782	31,311,296
Assuming Dilution	35,105,383	33,525,725	33,850,093	33,321,379
*The Company adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of convertible debt, equity, and interest expense.

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
In Thousands of Dollars

		(As Adjusted
		From Audited Statements)*
ASSETS	June 27, 2009	December 27, 2008
Current Assets:
Cash and Cash Equivalents	$290,549	$65,250
Trade Receivables and Other Current Assets	408,029	436,094
Inventories	269,216	359,918
Total Current Assets	967,794	861,262

Net Property, Plant and Equipment	351,247	358,372

Other Noncurrent Assets	805,536	803,862
Total Assets	$2,124,577	$2,023,496

LIABILITIES AND EQUITY
Accounts Payable	$161,653	$202,456
Other Current Liabilities	156,486	228,546
Long-Term Debt	548,115	560,127
Deferred Income Taxes	85,052	72,119
Other Noncurrent Liabilities	92,840	122,607
Total Liabilities	$1,044,146	$1,185,855

Equity	1,080,431	837,641
Total Liabilities and Equity	$2,124,577	$2,023,496

*The Company adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of convertible debt, equity, and interest expense.

SEGMENT INFORMATION
Unaudited
In Thousands of Dollars

	Mechanical Segment		Electrical Segment
	Three Months Ending		Three Months Ending
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net Sales	$47,306	$65,261	$407,244	$541,055
Income from Operation	4,128	9,600	25,339	57,894

	Six Months Ending		Six Months Ending
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net Sales	$99,218	$127,811	$798,606	$1,014,848
Income from Operation	10,415	19,647	47,244	105,459

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
In Thousands of Dollars

	Six Months Ended
		(As Adjusted)*
	June 27, 2009	June 28, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,497	$70,607
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	33,793	30,211
Excess tax benefits from stock-based compensation	(1,767)	(1,333)
(Gain) loss on sale of assets, net	(91)	70
Stock-based compensation expense	1,959	1,961
Non-cash convertible debt deferred financing costs	1,063	2,424
Change in assets and liabilities, net of acquisitions	58,934	12,345
Net cash provided by operating activities	125,388	116,285

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(18,614)	(28,134)
Business acquisitions, net of cash acquired	(1,500)	(15,805)
Sale of property, plant and equipment	306	1,149
Net cash used in investing activities	(19,808)	(42,790)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of short-term borrowings	(10,295)	(92)
Payments of long-term debt	(108)	(233)
Net borrowings (repayments) under revolving credit facility	(13,207)	(182,700)
Net proceeds from long-term borrowings	-	165,000
Net proceeds from the sale of common stock	150,507	-
Dividends paid to shareholders	(10,063)	(9,392)
Purchases of treasury stock	-	(4,191)
Proceeds from the exercise of stock options	771	1,739
Excess tax benefits from stock-based compensation	1,767	1,333
Financing fees paid	-	(418)
Net cash provided by (used in) financing activities	119,372	(28,954)

EFFECT OF EXCHANGE RATES ON CASH	347	595

Net increase in cash and cash equivalents	225,299	45,136
Cash and cash equivalents at beginning of period	65,250	42,574
Cash and cash equivalents at end of period	$290,549	$87,710

*The Company adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The adoption of FSP APB 14-1 required an adjustment of convertible debt, equity, and interest expense.